                                 TCF FINANCIAL CORPORATION LETTERHEAD




TO STREET HOLDERS

[DATE]

     Re: 9.50% Senior Notes due 2003 of Winthrop Resources Corporation (the "Notes")

Dear Noteholder:

As you may know, Winthrop Resources Corporation ("Winthrop") and TCF Financial Corporation ("TCF") have entered into an agreement whereby Winthrop will become a wholly owned subsidiary of TCF National Bank Minnesota (the "Merger"). Enclosed is a Joint Proxy Statement/Prospectus of TCF and Winthrop which describes in greater detail the various transactions involved in the Merger.

As part of the Merger, TCF will become co-obligor of all of Winthrop's obligations under the Notes if holders of at least a majority in interest of the outstanding principal amount of the Notes consent to the elimination of certain covenants contained in the indenture governing the Notes (the "Indenture") and certain other amendments to the Indenture reflected in the proposed First Supplemental Indenture (the "Supplemental Indenture"), a copy of which is enclosed as Attachment A to this letter. The covenants to be eliminated are contained in Attachment B to this letter and are also described in the section of the Joint Proxy Statement and Prospectus entitled "Description of Winthrop Securities -- Winthrop Senior Notes". TCF requires the elimination of the covenants in exchange for its assumption of Winthrop's obligations to you in order to provide sufficient flexibility after the Merger.

In addition, the Indenture is also proposed to be amended to permit TCF to continue Winthrop's periodic financial reporting requirements to you and Norwest Bank Minnesota, National Association, the Trustee of the Notes under the Indenture. Currently, Winthrop is required to prepare such reports pursuant to the provisions of the Securities Exchange Act of 1934 (the "1934 Act"), as well as the terms of the Indenture. This amendment will allow Winthrop to discontinue preparing these reports and instead require TCF to provide its 1934 Act reports to you and the Trustee.

Winthrop's Board of Directors has approved the amendments to the Indenture, subject to receipt of requisite consents from holders of Notes and consummation of the Merger. The Board of Directors of Winthrop recommends approval of the Supplemental Indenture by the holders of the Notes in connection with the Merger. In order for the amendments to the Indenture to be effective, written consents must be received from the holders of record, as of May 21, 1997, the record date, of at least 50.1% of the outstanding principal amount of the Notes. As of the record date, $28,750,000 in principal amount of the Notes were outstanding, requiring consents from holders of more than $14,375,000 in principal amount of the Notes.

If you would like TCF to assume Winthrop's obligations under the Notes as part of the Merger, the holders of at least 50.1% of the outstanding principal amount of the Notes must consent to the proposed amendments to the Indenture by signing the [blue] consent form enclosed with this letter as Attachment C and returning it in the enclosed envelope by 5:00 p.m. (Minneapolis Time) on __________________, unless extended. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension will be issued no later than 9:00 a.m., Minneapolis time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which any public announcement may be made, TCF shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service. Please sign, date and return today the enclosed Consent Form to your bank or broker in the postage paid envelope provided so that your bank or broker can deliver it to the Trustee prior to the expiration date.

Please note that the proposed amendments will not affect the payment or maturity provisions currently in effect.

Holders who wish to consent must consent to all of the proposed amendments by executing and returning the enclosed consent form. If the amendments are approved, they will be binding on all holders of the Notes. In no event should holders tender or deliver their Notes. All of the provisions of the Indenture that are not amended would remain in full force and effect. Adoption and effectiveness of the proposed amendments to the Indenture are in any event subject to and contingent upon occurrence of the Merger, regardless of the receipt from holders of the requisite consents.

IF THE AMENDMENTS ARE NOT APPROVED, THE NOTES WILL CONTINUE TO BE OUTSTANDING AND BEAR INTEREST AS CURRENTLY PROVIDED. TCF, HOWEVER, WILL NOT ASSUME ANY OF WINTHROP'S OBLIGATIONS IN SUCH EVENT.

The solicitation of consents is not being made to, nor will TCF accept consents from, the holders of the Notes in any jurisdiction in which this solicitation would not be in compliance with the securities or Blue Sky laws of such jurisdiction.

If you wish to revoke a previously executed written consent, please notify your bank or broker in time for such notification to be given to the Trustee prior to the expiration of the consent period.

Notwithstanding anything to the contrary set forth in this letter or the Joint Proxy Statement/Prospectus, TCF reserves the right to extend, amend or terminate the solicitation of consents at any time prior to the effectiveness of the proposed amendments, or to delay accepting consents.

Neither TCF nor Winthrop has authorized any person to give any information or make any

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

representation in connection with the solicitation of consents other than those contained in this letter or in the accompanying Joint Proxy Statement/Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. The delivery of these materials shall not, under any circumstance, create any implication that the information herein is correct after the date hereof.

If you have any questions or require any assistance in executing a consent, please contact either the Trustee at ________________, or our Information Agent, Georgeson & Company Inc., toll-free, at 1-800-223-2064.

Sincerely,

TCF FINANCIAL CORPORATION


By:   ____________________________
Its:   ____________________________









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



                                   EXHIBIT A






                          WINTHROP RESOURCES CORPORATION,

                             TCF FINANCIAL CORPORATION

                                        AND

                  NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION


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                           FIRST SUPPLEMENTAL INDENTURE

                     Dated as of ____________________, 1997


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                           Supplementing and Amending
                                        the
                                     Indenture
                            Dated as of July 1, 1996
                                      Between
                         Winthrop Resources Corporation
                                        and
                 Norwest Bank Minnesota, National Association


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                                9.50% SENIOR NOTES

                                     Due 2003

                          FIRST SUPPLEMENTAL INDENTURE


     THIS FIRST SUPPLEMENTAL INDENTURE, dated as of ______________, 1997, by and among WINTHROP RESOURCES CORPORATION, a corporation duly organized and existing under the laws of the State of Minnesota ("Winthrop"), having its principal office at 1015 Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, TCF FINANCIAL CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware ("TCF"), having its principal office at 801 Marquette Avenue, Suite 302, Minneapolis, Minnesota 55402 and NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking corporation duly organized and existing under the laws of the United States of America (the "Trustee"), as Trustee, having its principal corporate trust office at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

                                   RECITALS

A. Winthrop and the Trustee entered into an indenture, dated as of July 1, 1996 between Winthrop and Norwest Bank Minnesota, National Association (the "Indenture") with respect to $28,750,000 in aggregate principal amount of 9.50% Senior Notes due 2003 (the "Notes") of Winthrop. Unless otherwise defined, capitalized terms used herein have the same meaning ascribed to them in the Indenture.

B. $___________________ in aggregate principal amount of the Notes is outstanding as of the date hereof (the "Outstanding Notes").

C. TCF and Winthrop entered into an Agreement and Plan of Reorganization, dated February 28, 1997, whereby a new first-tier subsidiary of TCF will merge with and into Winthrop (the "Merger") and, after consummation of the Merger, TCF will contribute the stock of Winthrop to TCF National Bank Minnesota.

D.  The Merger has been consummated.

E. Under Section 902 of the Indenture, with the consent of the Holders of not less than the majority in principal amount of the Outstanding Notes, Winthrop (when authorized by or pursuant to a Board Resolution) and the Trustee may enter into one or more supplemental indentures (which shall conform with the requirements of the Trust Indenture Act as then in effect) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Notes under the Indenture.

F. Winthrop has authorized the execution and delivery of this Supplemental Indenture pursuant to a Board Resolution, subject to receipt of the requisite consent of Holders of Outstanding Notes.

G.  The requisite consent of Holders of Outstanding Notes has been obtained.

NOW, THEREFORE, in consideration of the above premises, the parties hereto agree that the Indenture is hereby amended to provide that, effective upon and subject to consummation of the Merger:

1. TCF TO ASSUME OBLIGATIONS UNDER INDENTURE AND NOTES. From and after the date hereof, TCF hereby assumes and agrees to be obligated to perform, jointly and severally with Winthrop, all of Winthrop's obligations under the Indenture (as modified herein) and the Notes including without limitation, the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance and observance of every covenant and term of the Indenture (as modified herein) on the part of Winthrop to be performed or observed.

1. ELIMINATION OF CERTAIN INDENTURE COVENANTS. The following Sections of the Indenture are hereby eliminated in their entirety:

     SECTION 1006.  RESTRICTION ON DIVIDENDS, REDEMPTIONS AND OTHER PAYMENTS.
     SECTION 1007.  LIMITATION ON FUNDED RECOURSE DEBT.
     SECTION 1013.  LIMITATION ON RANKING OF FUTURE INDEBTEDNESS.
     SECTION 1014.  LIMITATIONS ON RESTRICTING SUBSIDIARY DIVIDENDS.
     SECTION 1015.  LIMITATION ON TRANSACTIONS WITH AFFILIATES.

1. REPORTING OBLIGATION FOLLOWING THE MERGER. From and after the date hereof, Section 704 of the Indenture is hereby amended to provide that information, documents and the other reports required to be filed with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are thereafter required to be filed by Winthrop with the Trustee pursuant to Section 704(1) or transmitted to Holders of Notes pursuant to Section 704(3) will be filed or transmitted with respect to TCF rather than with respect to Winthrop, it being the intent of the parties that Winthrop will, pursuant to rules and regulations of the Commission, terminate its registration under the Securities Exchange Act of 1934, as amended, thereby suspending its duty to file reports with the Commission pursuant to such Act. In addition, from and after the date hereof, Sections 704(1) and 704(3) are hereby modified to provide that the required filing with the Trustee or transmission to Holders of Notes of all information, documents and other reports referenced in Section 704(1) or Section 704(3), as the case may be, including, at a minimum, (a) copies of a balance sheet and statements of income and retained earnings as of and for each fiscal year, audited by Independent Public Accountants, and (b) a summary statement (which need not be audited) of income and retained earnings for each quarterly period (except the last quarterly fiscal period in each fiscal year), will be filed or transmitted with respect to TCF rather than with respect to Winthrop.

2. EXECUTION IN COUNTERPARTS. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but such counterparts shall together constitute one and the same instrument.

3. TERMS OF INDENTURE. Except as explicitly set forth in this First Supplemental Indenture, all terms and conditions of the Indenture shall remain in full force and effect following the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                       WINTHROP RESOURCES CORPORATION


( S E A L )                            By___________________________________
                                         Name:
                                         Title:

ATTEST:

________________________________
Name:
Title:

                                       TCF FINANCIAL CORPORATION


( S E A L )                            By___________________________________
                                         Name:
                                         Title:

ATTEST:

________________________________
Name:
Title:
                                       NORWEST BANK MINNESOTA,
                                       NATIONAL ASSOCIATION


( S E A L )                            By___________________________________
                                         Name:
                                         Title:

ATTEST:

_______________________________
Name:
Title:

                                   EXHIBIT B

     SECTION 1006. RESTRICTIONS ON DIVIDENDS, REDEMPTIONS AND OTHER PAYMENTS.

     The Company shall not (i) declare or pay any dividend, either in cash or property, on any shares of its capital stock (except dividends or other distributions payable solely in shares of capital stock of the Company) or
(ii) purchase, redeem or retire any shares of its capital stock or any warrants, rights or options to purchase or acquire any shares of its capital stock or (iii) make any other payment or distribution, either directly or indirectly through any Subsidiary, in respect of its capital stock (such dividends, purchases, redemptions, retirements, payments and distributions being herein collectively called "Restrictive Payments") if, after giving effect thereto,

          (1) an event of Default would have occurred; or

          (2) (A) the sum of (i) such Restricted Payments plus (ii) the aggregate amount of all Restricted Payments made during the period after December 31, 1995 would exceed (B) the sum of (i) $5 million plus (ii) 50% of the Company's Consolidated Net Income for each fiscal year commencing subsequent to December 31, 1995 (with 100% reduction for a loss in any fiscal year), plus (iii) the cumulative net proceeds received by the Company from the issuance or sale after June 30, 1996 of capital stock of the Company (excluding the proceeds from the sale of the Common Stock offered concurrently with the Notes) or of any warrants, rights, or other options to purchase or acquire its capital stock.

Notwithstanding the foregoing, the Company may make a previously-declared Restricted Payment if the declaration of such Restricted Payment was permitted under this Section when made. For purposes of this Section, the amount of any Restricted Payment payable in property shall be deemed to be the fair market value of such property as determined by the Board of Directors of the Company.

     SECTION 1007. LIMITATION ON FUNDED RECOURSE DEBT.

     Neither the Company nor any Subsidiary will create, incur, assume, guarantee, or be liable with respect to any Funded Recourse Debt if, immediately after giving effect to any such creation, incurrence, assumption, or guarantee (including the retirement of any existing indebtedness from the proceeds of such additional Funded Recourse Debt), the aggregate amount of Funded Recourse Debt outstanding would exceed 300% of the Company's Consolidated Net Worth.

     SECTION 1013. LIMITATION ON RANKING OF FUTURE INDEBTEDNESS.

     The Company will not, directly or indirectly, incur, create, assume or guarantee any Funded Recourse Debt that is senior in right of payment to the Notes.

     SECTION 1014. LIMITATIONS ON RESTRICTING SUBSIDIARY DIVIDENDS

     The Company shall not, and shall not permit any Subsidiary of the Company to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Company to (a) pay dividends or make any other distribution on its capital stock, (b) pay any indebtedness owed to the Company or any other Subsidiary of the Company or (c) make loans, advances, or capital contributions to the Company or any other Subsidiary of the Company except
(i) as set forth in the instrument evidencing or agreement governing Acquired Indebtedness of any acquired entity which becomes a Subsidiary of the Company, provided, that any restriction or encumbrance under such instrument or agreement existed at the time of acquisition, was not put in place in anticipation of such acquisition, and is not applicable to any Person, other than the Person or property or assets of the Person so acquired; (ii) by agreements and transactions permitted under Section 1006; (iii) customary provisions restricting subletting or assignment of any lease or license of the Company or any Subsidiary of the Company; (iv) any encumbrance or restriction arising under indebtedness or other agreements existing on the date of original issuance of the Notes; (vi) any restrictions, with respect to a Subsidiary of the Company imposed pursuant to an agreement that has been entered into for the sale or disposition of the stock, business, assets, or properties of such Subsidiary; (vii) any encumbrance or restriction arising under the terms of purchase money obligations, but only to the extent such purchase money obligations restrict or prohibit the transfer of the property so acquired; (viii) any encumbrance or restriction arising under the customary non-assignment provisions in installment purchase contracts; (ix) any encumbrance or restriction on the ability of any Subsidiary to transfer any of its property acquired after the date of hereof to the Company or any Subsidiary that is required by a lender to, or purchaser of any indebtedness of, such Subsidiary in connection with a financing of the acquisition of such property by such Subsidiary; and (x) any encumbrance or restriction pursuant to any agreement that extends, refinances, renews or replaces any agreement described in the forgoing clauses (i) through (ix).

     SECTION 1015. LIMITATION ON TRANSACTION WITH AFFILIATES

     The Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction (or series of related transactions), including but without limitation, any loan, advance, guarantee or capital contribution to, or for the benefit of, any sale, purchase, lease, exchange or any other disposition of any property or the rendering of any service, or any other direct or indirect payment, transfer or other disposition (a "Transaction"), involving payments in excess of $60,000, with any Affiliate of the Company (other than a wholly-owned Subsidiary), on terms and conditions less favorable to the Company or such Subsidiary, as the case may be, than would be available at such time in a comparable Transaction in arm's length dealings with an unrelated Person as determined by the Board of Directors, such approval to be evidenced by a Board Resolution.

     The provisions of the immediately preceding paragraph will not apply to:


          (1) Restricted Payments otherwise permitted pursuant to this Indenture;

          (2) fees and compensation (including amounts paid pursuant to employee benefit plans) paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary, as determined by the Board of Directors or the senior management thereof in the exercise of their reasonable business judgment; or

          (3) payments for goods and services purchased in the ordinary course of business on an arms length basis.

                                   EXHIBIT C

                            DIRECTION TO CONSENT


TO:   _____________________________
      _____________________________
      _____________________________

RE: Direction to Consent to Amendments to Indenture dated as of July 1, 1996 between Winthrop Resources Corporation ("Winthrop") and Norwest Bank Minnesota, National Association ("Norwest") (the "Indenture")

The undersigned hereby certifies to the above named record Holder, TCF Financial Corporation ("TCF"), Winthrop and Norwest, as Trustee under Indenture, that as of _______________, 1997, the undersigned was the beneficial owner of $________________ aggregate principal amount of Winthrop's 9.50% Senior Notes due 2003 (the "Notes"), for which the above named Holder was the Holder of Record. The undersigned further certifies that it/he/she is authorized to execute and deliver this Direction to Consent for and on its behalf and/or for and on behalf of the beneficial owner of the above-described Notes, and that it/he/she has received TCF's letter dated ___________, 1997, the Joint Proxy Statement/Prospectus of TCF and Winthrop dated ____________, 1997, and the proposed Supplemental Indenture describing the proposed amendments to the Indenture (the "Supplemental Indenture").

With respect to the principal amount of the Notes indicated above, the undersigned hereby directs the above Holder to consent to the amendments to the Indenture set forth in the Supplemental Indenture. The undersigned acknowledges and agrees that the amendments to the Indenture set forth in the Supplemental Indenture shall only become effective upon and after the Merger described in the Joint Proxy Statement/Prospectus and upon the execution of the Supplemental Indenture following the receipt of the requisite consents from the Holders of a majority in principal amount of the Notes.

PLEASE DATE AND SIGN exactly as your name(s) appears below indicating, where proper, the official position or representative capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such; when Notes have been issued in names of two or more persons, all should sign.

This Direction to Consent has been executed by the undersigned beneficial owner as of _______________, 1997.

                                       _______________________________
                                       (Name of Record Holder)

                                       By:  __________________________
                                       Its: ____________________________